Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-262681

Prospectus Supplement No. 1

(To Prospectus dated October 19, 2022)

Tritium DCFC Limited

This prospectus supplement updates, amends and supplements the prospectus dated October 19, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-262681). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 6-K filed with the SEC on November 3, 2022, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Tritium DCFC Limited’s ordinary shares and warrants are quoted on the Nasdaq Stock Market under the symbol “DCFC” and ”DCFCW”, respectively. On November 2, 2022, the closing price of our ordinary shares was $1.84, and the closing price of our warrants was $0.56.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 8 OF THE PROSPECTUS.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 3, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO SECTION 13A-16 OR 15D-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2022

Commission File Number: 001-41226

Tritium DCFC Limited

(Translation of registrant’s name into English)

48 Miller Street

Murarrie, QLD 4172

Australia

+61 (07) 3147 8500

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

Annual General Meeting Results

On November 1, 2022 (AEST), Tritium DCFC Limited (the “Company”) held its annual general meeting of shareholders (the “AGM”). At the AGM, a maximum of 79,729,717 of the Company’s ordinary shares were represented in person or by proxy, representing approximately 52% of the Company’s total issued share capital eligible to vote as of the October 30, 2022 (AEST) record date. Each ordinary share is entitled to one vote on each resolution considered at the AGM.

The following are the voting results for the voting items considered and voted upon at the AGM, each as described in the Notice of Annual General Meeting and the accompanying Explanatory Memorandum made available to shareholders prior to the AGM.

Resolution 1: Election of Director – Adam Walker

For	Against	Abstain
75,007,914	166,452	689,504

Resolution 2: Re-election of Director – Trevor St. Baker

For	Against	Abstain
72,552,354	2,995,495	316,021

Resolution 3: Re-election of Director – David Finn

For	Against	Abstain
72,753,823	2,958,200	151,847

Resolution 4: Appointment of Auditor

For	Against	Abstain
79,365,062	158,280	206,375

Resolution 5: Approval of certain benefits for Jane Hunter

For	Against	Abstain
46,883,951	22,605,822	233,009

Resolution 6: Increase in aggregate maximum remuneration for Non-Executive Directors

For	Against	Abstain
66,419,003	4,278,064	5,166,803

Based on the foregoing votes, the shareholders approved each of such resolutions.

The information in this Report on Form 6-K in hereby incorporated by reference into the Company’s Registration Statement on Form S-8 (333-262676).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tritium DCFC Limited

Date: November 3, 2022	By:	/s/ Jane Hunter
Jane Hunter
Chief Executive Officer